 Exhibit 99.1

Zhongpin Reports Higher Revenues, Net Income, and EPS for the Year 2010

NEW YORK, March 4, 2011 /PRNewswire-Asia-FirstCall/ — Zhongpin Inc. ("Zhongpin" or "the company," Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China ("China"), today reported higher revenues, net income, and earnings per share for the year 2010. Zhongpin also announced guidance for higher sales, net income, and earnings per share for the year 2011.

Year 2010 highlights:

•	Revenues increased 30% to $946.7 million in 2010 from $726.0 million in 2009.

•	Net income increased 28% to $58.3 million in 2010 from $45.6 million in 2009.

•	Basic earnings per share increased 13% to $1.67 in 2010 from $1.48 in 2009 with average basic shares outstanding being 13% higher than 2009.

•	Diluted earnings per share increased 13% to $1.65 in 2010 from $1.46 in 2009 on average diluted shares outstanding being 13% higher than 2009.

•
Zhongpin's 2010 results exceeded the Company's guidance of revenues within a range of $900 million to $940 million, net income within the range of $52 million to $57 million, and diluted earnings per share within the range of $1.49 to 1.64 per share.

•	Gross profit margin decreased to 11.7% in 2010 from 11.9% in 2009.

•	Zhongpin added 89,000 metric tons of annual capacity for pork products, vegetables, and fruits during 2010 to bring total capacity at year end to 703,760 metric tons.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer for Zhongpin, said, "The year 2010 was a very good year in operations and financial results, especially given some unusual sustained increases in hog prices during part of the year. Our revenues increased mainly due to our capacity expansions, higher sales to existing customers, new sales volume in new geographic markets, expanded points of sales, new customers, and emphasis on our higher margin products. These factors together with the marketing of our brand, advertising, in-store promotions, and the effort of the sales team helped to grow revenues by 30% in 2010."

Capacity and market expansions in 2010

Zhongpin put its new facility in Tianjin into operation in January 2010. The new plant has a production capacity of about 100,000 metric tons for chilled and frozen pork. The construction of phase two of the facility, with a production capacity of about 36,000 metric tons for prepared pork products, started in October 2010. It is expected to be operational in the second quarter of 2011.

In April 2010, the company opened a new facility to produce premium pork oil, with an annual production capacity of 20,000 metric tons. The cost of the plant was approximately $5.6 million and is located in Changge, Henan province.

The capacity expansion project in Anyang city was also completed in August 2010, as planned. The Anyang facility's pre-cooling room and equipment have increased the plant's annual capacity to 85,000 metric tons from 63,000 tons.

Zhongpin is investing about $61.5 million to build a slaughtering and processing plant, low temperature prepared pork plant, logistics center, and research and development center in Nongan county, Changchun, Jilin province of China. This facility will have a production capacity of about 70,000 metric tons for chilled pork, 25,000 metric tons for frozen pork, and 30,000 metric tons for prepared pork products. Construction started in September 2010. The company expects to put the chilled and frozen pork facility into operation in the fourth quarter of 2011 and the prepared pork products facility into operation in the third quarter of 2012.

Zhongpin is also investing approximately $63.0 million to build a production facility, warehouse, and distribution center in Taizhou, Jiangsu province. This facility will have a production capacity of about 100,000 metric tons for chilled and frozen pork, of which 80% will be for chilled pork including easy-to-cook products, 20% for frozen pork, plus 30,000 metric tons for prepared pork products. Construction work started in October 2010. The company expects to put the chilled and frozen pork facility into operation in the third quarter of 2011 and the prepared pork products facility into operation in the first quarter of 2012.

On December 31, 2010, Zhongpin had annual capacity of 563,760 metric tons for chilled and frozen pork, 90,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a total annual capacity of 703,760 metric tons.

Planned capacity and market expansions for 2011

Mr. Zhu continued, "In 2011, we will continue to execute our proven strategic plan to expand our sales, profits, market share, and the geographic regions that we serve. We expect to sustain the trend-line growth we have achieved over the last five years."

Zhongpin expects to invest approximately $58.5 million to build a new production, research and development, and training complex in Changge, Henan province, excluding the cost of land use rights it has already obtained. When completed, this new facility will have a production capacity of approximately 100,000 metric tons for prepared pork products. Adjacent to this new facility, the company expects to develop a center for research and development, training, and quality control. Construction for the first phase with an annual production capacity of approximately 50,000 metric tons for prepared pork products is scheduled to start in the first quarter of 2011 and to be completed by the third quarter of 2011. The second phase, with a production capacity of approximately 50,000 metric tons for prepared pork products, is scheduled to be completed by the fourth quarter of 2012. Zhongpin plans to open the research and development and training center by the fourth quarter of 2012.

Mr. Zhu continued, "To further expand our business and grow Zhongpin into a national brand, we intend to expand our production into other provinces in which pork is traditionally consumed in significant quantities and in which there is a sufficient hog supply. To minimize our risk when expanding into new markets, we, at times, enter certain markets by leasing, rather than purchasing or constructing our production facilities because we believe that, even after conducting comprehensive market research and professional due diligence, there can be a significant risk that a market will not generate the level of sales we expect. We are in the process of replicating our success in Henan province in other provinces in northern and eastern China where we expect to build capacity clusters similar to the cluster we have constructed successfully in Henan. We expect to lease, acquire, or build new facilities to support development in our northern and eastern target markets."

Update on distribution networks

Zhongpin has established distribution networks in 20 provinces, Beijing, Shanghai, Tianjin, and Chongqing, covering portions of the north, east, south, and mid-south regions of China, and has also formed strategic business alliances with leading supermarket chains within China. The company also exports its products to Europe, Hong Kong, and other countries in Asia.

Outlook for pork demand in China

Mr. Zhu continued, "Our fundamental strategy has proven its effectiveness in the past several years. The major objectives, which are designed to create additional value for our shareholders, include:

•	increase our brand recognition and sales,
•	expand our market presence,
•	increase our production capacity,
•	expand and optimize our product lines, and
•	maintain our technological superiority.

"China's economy continues to grow rapidly, and pork continues to be Chinese consumers' preferred protein. We believe the outlook for China's pork processing industry remains quite positive. We plan to build a leading brand and gain increased market share and are expanding our processing plants and distribution networks to satisfy increasing demand for our high quality products."

In 2011, Zhongpin expects demand for pork in China and the results of the pork and pork products segment of its business to remain strong. While supply is expected to be ample, live hog prices are expected to increase in the first half of 2011. Zhongpin anticipates that its gross profit margin in 2011 will remain stable.

Mr. Zhu continued, "The outlook for the Chinese economy, Chinese food processing industry, and for Zhongpin continues to be encouraging, so for our guidance for the year 2011, we expect to report higher revenues, net income and earnings per share. We believe it will be another very good year for Zhongpin."

Guidance for the year 2011

Mr. Warren Wang, Zhongpin's Chief Financial Officer, said, "For the year 2011, we expect that Zhongpin's sales revenues should be within a range of US$1.18 billion to $1.23 billion, with gross profit margin within the range of 11.7% to 12.4%, and net income margin within the range of 5.7% to 6.3%. The resulting diluted earnings per share for the year 2011 is currently expected to be within the range of $1.89 to $2.18 per share, assuming average diluted common shares outstanding of about 35.5 million shares in 2011.

"This guidance is based on several assumptions and strategies that include:

•	Continuation of China's policies designed to stimulate domestic consumption and economic growth.

•	Average pork prices in China are assumed to increase between 5 and 10% in 2011 from 2010, which would be consistent with steady economic growth and relatively modest inflation.

•
A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2011 than in 2010, while continuing to increase the sales volume of processed pork products to optimize our product structure.

•	Average capacity utilization for the year of about 79% for pork products.

•	Increasing distribution efficiencies and reduction in the duration of delivery times by expanding our cold-chain logistics system, networks, and services.

•
Continuing to expand awareness, recognition, and selection of Zhongpin brand products in the major regional markets, to reinforce awareness of the brand across China, and to increase market share and the brand's price premium.

•	And continuation of the Chinese government's support and subsidies for producers of agricultural products, such as Zhongpin. Total government subsidies for Zhongpin could exceed $5 million in 2011.

"Zhongpin believes that China's food processing industry will continue to consolidate in 2011 at a more rapid pace than in 2010, which may result in higher market shares for our main competitors. However, we believe Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2011 can be achieved."

Sales revenues

Total revenue increased $220.7 million or 30% to $946.7 million in 2010 from $726.0 million in 2009, primarily due to increased sales volume in its meat and meat products segment resulting from Zhongpin's geographic expansion, more retail stores, and increased sales to food service distributors in China.

The following table presents Zhongpin's sales by product division for 2010 and 2009.

	Sales by Division
	Year Ended December 31, 2010			Year Ended December 31, 2009
	Metric Tons	Sales Revenues (in millions)	Average Price/ Metric Ton	Metric Tons	Sales Revenues (in millions)	Average Price/ Metric Ton

Pork and Pork Products
Chilled pork	265,315	$514.6	$1,940	214,253	$396.1	$1,849
Frozen pork	152,766	258.5	1,692	133,034	224.8	1,690
Prepared pork products	77,078	157.4	2,042	41,360	93.0	2,249
Vegetables and Fruits	20,497	16.2	790	16,825	12.1	719

Total	515,656	$946.7	$1,836	405,472	$726.0	$1,791

The pork market in China is highly fragmented, and in the markets where the company sells its products, no single supplier has a significant effect on the market price of pork or related pork products. Zhongpin has been pricing our products based on the value of its brand, the quality of its products, hog prices during the period, and pricing trends for similar products in the regions where it operates.

Chilled pork revenues increased on higher tonnage at higher average prices. Revenues from chilled pork products increased 30% in 2010 from 2009. Chilled pork tonnage increased 24% in 2010 from 2009. The average price per metric ton for chilled pork increased 5% in 2010 from 2009.

Frozen pork revenues increased on higher tonnage at slightly higher average prices. Revenues from frozen pork products increased 15% in 2010 from 2009. Frozen pork tonnage increased 15% in 2010 from 2009. The average price per metric ton for frozen pork increased 0.1% in 2010 from 2009.

Prepared pork revenues increased on higher tonnage at lower average prices. Revenues from prepared pork products increased 69% in 2010 from 2009. Prepared pork tonnage increased 86% in 2010 from 2009. The average price per metric ton for prepared pork products decreased 9.2% in 2010 from 2009.

Pork and pork products contributed to 98% of total revenues in 2010 and 2009.

Vegetables and fruits revenues increased on higher tonnage at higher average prices. Vegetables and fruits revenues increased 34% in 2010 from 2009. Tonnage of vegetables and fruits increased 22% in 2010 from 2009. Average price per metric ton for vegetables and fruits increased 10% in 2010 from 2009. Vegetables and fruits contributed to 2% of total revenues in 2010 and 2009.

The sales of meat and vegetable products are closely related to the particular regional markets in which the company's distribution channels are located. Therefore, the increase in metric tons sold in 2010 was partly attributable to company's effort to expand its distribution channels. The following table shows the changes in Zhongpin's distribution channels.

	Numbers of Stores and Cities Generating Sales Volume
	December 31,		Net	Percentage
	2010	2009	Change	of Change

Showcase store	157	145	12	8%
Network stores	1,072	1,012	60	6%
Supermarket counters	2,097	2,048	49	2%
Total	3,326	3,205	121	4%

First-tier cities	29	29	—	—
Second-tier cities	130	120	10	8%
Third-tier cities	421	383	38	10%
Total	580	532	48	9%

The expansion in Zhongpin's distribution channels and geographical coverage has been a significant factor in the increase in its sales volume. The following table shows revenues by distribution channel.

	Sales by Distribution Channel (U.S. dollars in millions)
	Years Ended December 31		Net	Percentage
	2010	2009	Change	of Change

Retail channels	$363.4	$301.1	$62.3	21%
Wholesalers and distributors	308.1	217.4	90.7	42%
Restaurants and food service	263.0	200.4	62.6	31%
Export	12.2	7.1	5.1	72%

Total	$946.7	$726.0	$220.7	30%

The increase in sales to different distribution channels was primarily due to the following factors:

•	Zhongpin's production capacity has increased since it put new facilities into operation in 2010 and has maintained its utilization rate for all facilities;
•	the company has built up its brand image and brand recognition through general advertising display promotions and sales campaigns;
•	the company has increased the number of stores and other channels through which it sells its products; and
•	Zhongpin believes consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products.

Cost of Sales

As discussed above, meat products are derived from the same raw materials— live hogs. We purchase vegetable and fruit products primarily from farmers located close to the company's processing facility in Changge, Henan. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all the costs of raw materials. Costs of sales primarily include costs of raw materials, labor costs, and overhead. Of the total costs of sales, the costs of raw materials typically accounts for about 96% to 97%, overhead typically accounts for 2% to 2.5%, and labor costs typically account for 1% to 1.3%, with slight variations from period to period.

	Costs of Sales by Division
	Year Ended December 31, 2010			Year Ended December 31, 2009
	Metric Tons	Amount (in millions)	Average Cost/Metric Ton	Metric Tons	Amount (in millions)	Average Cost/Metric Ton
Pork and Pork Products
Chilled pork	265,315	$458.3	1,727	214,253	$352.7	1,646
Frozen pork	152,766	238.6	1,562	133,034	205.6	1,545
Prepared pork products	77,078	125.7	1,631	41,360	71.2	1,722
Vegetables and Fruits	20,497	13.4	654	16,825	10.1	599

Total	515,656	$836.0	1,621	405,472	$639.6	1,577

Gross profit margin (gross profit divided by revenue) decreased to 11.7% in 2010 from 11.9% in 2009. The decrease in the gross profit margin in 2010 was primarily due to (i) the percentage increase in pork prices being less than the percentage increase in hog prices during most of 2010, which is the main part of the cost of sales, (ii) the company is not able to adjust the selling price of its frozen and prepared pork products as frequently as it is able for its chilled pork products, so while hog prices increased, the margins for prepared and frozen products became lower, and (iii) Zhongpin's strategic decision to take steps to increase its market share as well as capacity utilization rate, at a time when production capacity increased due to the opening of new production facilities. As a result, the gross profit margin was lower than the level Zhongpin would expect to achieve once it fully integrates its new production facilities and expands into new regional markets for its products. The company intends to adjust its production levels, product mix, and the percentages of its sales through its various sales channels to increase its gross profit margin going forward.

General, administrative, and selling expenses

General and administrative expenses increased $5.3 million or 28% to $24.1 million in 2010 from $18.8 million in 2009 primarily due to a $1.0 million increase in salary expenses from the expansion of the business, which required the company to hire more employees and management, and a $1.5 million increase in depreciation due to capacity expansions that added more property, plant, and equipment. As a percentage of revenues, general and administrative expenses decreased to 2.5% in 2010 from 2.6% in 2009.

Selling expenses increased $6.0 million or 41% to $20.7 million in 2010 from $14.7 million in 2009, mainly due to a $1.5 million increase in salary expenses, a $1.2 million increase in advertising expenses, and a $1.8 million increase in transportation expenses. Selling expenses as a percentage of revenue increased to 2.2% in 2010 from 2.0% in 2009.

Research & development expenses

Research and development expenses increased to $0.6 million in 2010 from $0.1 million in 2009.

Interest expense

Interest expense increased $1.8 million or 30% to $7.9 million in 2010 from $6.1 million in 2009 primarily due to an increase of $7.1 million in short-term bank loans, an increase of $49.2 million in long-term bank loans, and an increase in the interest rates published by the People's Bank of China, the central bank of China. Those increases were partly offset by an increase in interest income.

Other income and government subsidies

Other income and government subsidies increased $3.5 million or 135% to $6.1 million in 2010 from $2.6 million in 2009. The increase was due to receiving more government subsidies during the year. By expanding into new regional markets and constructing new facilities in new areas, Zhongpin has qualified to apply for additional subsidies. The Chinese government provides subsidies to support businesses in the agriculture and related industries. The company's business, including hog breeding, pork processing, processing of vegetables and fruits, and cold-chain logistics, as well as related food safety and technological innovations, all enjoy policy support from the Chinese government. Zhongpin expects to continue receiving government subsidies in future periods, as China continues its policy of promoting agriculture and related industries.

Provision for income taxes

The effective tax rate in China on income generated from the sale of prepared products is 25%. There is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The increase of $0.4 million in the provision for income taxes in 2010 over 2009 resulted from higher sales of prepared meat products.

Net income

Net income increased 28% to $58.3 million in 2010 from $45.6 million in 2009 primarily due to higher revenues from higher tonnage sold at higher average prices, effective control of expenses, and higher other income and government subsidies, partly offset by higher interest expenses and by higher income taxes on higher-margin prepared pork products.

Zhongpin's net profit margin (net income divided by revenues) declined slightly to 6.2% in 2010 from 6.3% in 2009, primarily due to higher hog prices that could not be immediately passed on in pork prices during some periods in 2010.

Earnings per share

Basic earnings per share increased 13% to $1.67 in 2010 from $1.48 in 2009. Average basic shares outstanding increased 13% to 34,837,656 shares in 2010 from 30,750,054 shares in 2009.

Diluted earnings per share increased 13% to $1.65 in 2010 from $1.46 in 2009. Average diluted shares outstanding increased 13% to 35,270,410 shares in 2010 from 31,230,536 shares in 2009.

Liquidity and capital resources

Net cash provided by operating activities increased by $27.8 million to $68.6 million in 2010 from $40.8 million in 2009. Of the $27.8 million increase, net income accounted for $12.7 million, non-cash items accounted for $6.4 million, and changes in operating assets and liabilities accounted for $8.8 million.

Net cash used in investing activities decreased $18.2 million to $100.8 million in 2010 from $119.0 million in 2009. The company invested $28.2 million less on the construction of new production facilities, $2.7 million more on acquiring land use rights, and $5.1 million more in restricted cash so that the company could issue bank payable notes. The cash invested for building new production facilities was part of the company's development strategy to increase its geographical market coverage.

Net cash provided by financing activities decreased $60.5 million to $44.9 million in 2010 from $105.4 million in 2009. In 2009, the company received $57.1 million of net proceeds from issuing common stock but the company did not issue common stock in 2010. In 2010, it received $20.8 million more in net proceeds from long-term bank loans (net of repayments), and $21.1 million less in net proceeds from capital lease obligations. In addition, it repaid $12.4 million more in short-term bank loans during 2010.

Zhongpin believes its existing cash and cash equivalents, together with our ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $142.8 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling over the maturing loans into new short-term loans with the same lenders as it has done in the past.

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast at 8:00 a.m. Eastern Standard Time (New York) on Monday, March 7, 2011, which is 9:00 p.m. in Beijing on the same day.

The dial-in details for the live conference call are:

U.S. toll-free number	1-866-549-1292
International dial-in number	+852-3005-2050
Mainland China toll-free number	400-681-6949
Participant PIN code	326957#

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com.

A telephone replay of the call will be available after the conclusion of the conference call through 9:00 a.m. Eastern Standard Time, March 14, 2010. The dial-in details for the telephone replay are:

U.S. toll-free number	1-866-753-0743
International dial-in number	+852-3005-2020
Conference reference	145136#

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in the China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes more than 3,300 retail outlets. Zhongpin's export markets include Europe, Hong Kong, and countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs. These forward-looking statements can be recognized by the use of words such as "anticipates," "estimates," "expects," "intends," "plans," "projects," "will," or words of similar meaning. These forward-looking statements are not guarantees of future performance and are based on a number of assumptions about the Company's operations, and are subject to risks, uncertainties, and other factors beyond the Company's control.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978
kli@christensenir.com

Financial statements follow.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amount in U.S. dollars)

	Years Ended
	December 31,
	2010	2009

Revenues
Sales revenues	$946,720,275	$726,037,187
Cost of sales	(835,990,804)	(639,559,678)
Gross profit	110,729,471	86,477,509

Operating expenses
General and administrative expenses	(24,062,697)	(18,802,329)
Selling expenses	(20,726,564)	(14,707,582)
Research and development	(638,899)	(56,948)
Impairment loss	(1,015,780)	(56,103)
Gain on disposal of a subsidiary	-	654,249
Loss from sale-leaseback transaction	-	(600,759)
Total operating expenses	(46,443,940)	(33,569,472)

Income from operations	64,285,531	52,908,037

Other income (expense)
Interest expense	(7,910,006)	(6,099,667)
Other income (expenses)	1,953,667	(839,491)
Government subsidies	4,184,302	3,440,569
Total other income (expense)	(1,772,037)	(3,498,589)

Net income before taxes	62,513,494	49,409,448
Provision for income taxes	(4,233,525)	(3,819,068)

Net income after taxes	58,279,969	45,590,380

Foreign currency translation adjustment	10,638,236	(155,673)
Comprehensive income	$68,918,205	$45,434,707

Basic earnings per common share	1.67	1.48
Diluted earnings per common share	1.65	1.46
Basic weighted average shares outstanding	34,837,656	30,750,054
Diluted weighted average shares outstanding	35,270,410	31,230,536

CONSOLIDATED  BALANCE  SHEETS
(Amount in U.S. dollars)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	84,172,186	68,982,259
Restricted cash	17,527,056	14,490,575
Bank notes receivable	19,282,740	7,997,172
Accounts receivable, net of allowance for doubtful accounts of $1,708,479 and $1,132,038	30,784,463	20,419,797
Other receivables, net of allowance for doubtful accounts of $232,751 and $290,436	1,035,850	652,523
Purchase deposits	7,415,567	5,653,192
Inventories	26,534,014	33,859,420
Prepaid expenses	391,386	186,030
Allowance receivables	2,477,928	-
VAT recoverable	20,771,902	14,064,185
Deferred tax assets	397,744	256,151
Other current assets	442,080	120,709
Total current assets	211,232,916	166,682,013

Long term investment	452,987	-
Property, plant and equipment (net)	291,567,396	189,588,904
Deposits for purchase of land usage rights	17,059,644	8,718,740
Construction in progress	30,433,905	70,192,150
Land usage rights	86,475,708	61,128,431
Deferred charges	21,686	39,855
Other noncurrent assets	1,436,726	1,761,709

Total assets	638,680,968	498,111,802

LIABILITIES AND EQUITY

Current liabilities
Short-term loans	91,774,025	84,661,697
Bank notes payable	18,646,473	9,560,353
Long-term loans - current portion	14,943,260	4,539,215
Capital lease obligation-current portion	7,282,720	7,480,098
Accounts payable	8,551,003	9,260,750
Other payables	15,842,331	12,882,316
Accrued liabilities	9,794,474	7,377,850
Deposits from customers	8,255,194	5,335,907
Tax payable	1,604,847	1,918,057

Total current liabilities	176,694,327	143,016,242

Deferred tax liabilities	362,135	247,945
Deposits from customers	1,958,827	1,987,579
Capital lease obligation	4,999,454	11,104,435
Long-term loans	83,672,401	44,912,744

Total liabilities	267,687,144	201,268,946

Equity
Common stock: par value $0.001; 100,000,000 authorized; 35,338,160 and 34,662,314 shares issued and outstanding	35,338	34,662
Additional paid in capital	171,401,989	166,169,902
Retained earnings	169,979,344	111,699,375
Accumulated other comprehensive income	29,577,153	18,938,917
Total equity	370,993,824	296,842,856

Total liabilities and equity	638,680,968	498,111,802

CONSOLIDATED STATEMENTS OF CASH FLOW
(Amount in U.S. dollars)

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income	$58,279,969	$45,590,380	$31,376,946
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	13,613,922	8,512,431	4,764,421
Amortization of intangible assets	1,422,251	1,019,363	602,511
Loss from sale-leaseback	-	600,759	-
Staff welfare amortization	(356,074)	-	-
Provision for allowance for bad debt	464,311	(291,767)	274,615
Impairment loss	1,015,780	56,103	3,180,951
Other income	(1,139,783)	-	-
Gain on disposal of a subsidiary	-	(649,831)	-
Warrant expenses	-	-	145,791
Stock-based compensation	2,343,771	1,679,959	1,329,977

Changes in operating assets and liabilities:
Accounts receivable	(10,049,304)	35,615	(381,737)
Other receivables	(289,947)	1,461,708	2,700,131
Purchase deposits	(1,552,498)	(1,546,363)	2,167,512
Prepaid expense	(195,997)	173,854	(159,685)
Inventories	8,194,171	(17,150,749)	10,830,892
Allowance receivables	(2,424,121)	-	-
Tax refunds receivable	(7,150,913)	(6,691,406)	(3,495,617)
Deferred tax asset/liability, net	(26,560)	207,771	(212,347)
Other current assets	60,677	(24,377)	-
Long term deferred charges	18,984	8,287	(17,018)
Accounts payable	(975,453)	(241,155)	4,998,410
Other payable	1,637,437	5,804,828	2,942,790
Research and development grants payable	-	-	(273,807)
Accrued liabilities	3,506,546	2,320,858	491,730
Taxes payable	(364,633)	536,402	2,220,364
Deposits from customers	2,693,920	708,045	2,280,645
Deposits from customers－Long term portion	(88,463)	-	-
Other noncurrent assets	-	(1,348,997)	-
Net cash provided by (used in) operating activities	68,637,993	40,771,718	65,767,475

Cash flows from investing activities:
Deposits for purchase of land usage rights	(7,895,121)	(7,130,023)	(4,783,718)
Construction in progress	(55,719,217)	(83,916,886)	(76,572,004)
Additions to property and equipment	(10,925,116)	(10,459,534)	(15,031,502)
Additions to land usage rights	(23,282,316)	(21,347,416)	(11,573,776)
Proceeds on sale of fixed assets	-	113,291	238,450
Increase in restricted cash	(2,530,672)	2,534,362	(12,990,885)
Long-term investment	(443,151)	-	-
Proceeds from disposal of a subsidiary	-	1,226,487	-
Net cash used in investing activities	(100,795,593)	(118,979,719)	(120,713,435)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes	(2,199,139)	(10,405,839)	5,290,384
Proceeds from(repayment of) short-term loans, net	4,387,909	16,818,596	16,552,240
Proceeds from long-term loans	66,681,885	31,844,612	21,589,878
Repayments of long-term loans	(20,086,899)	(6,004,498)	(145,275)
Proceeds from capital lease obligation	(6,729,655)	14,329,464	4,176,107
Proceeds from common stock	-	57,143,000	-
Proceeds from exercised warrants	2,888,992	1,671,200	1,543,587
Net cash provided by financing activities	44,943,093	105,396,535	49,006,921

Effect of rate changes on cash	2,404,434	(63,441)	2,654,070

Increase (decrease) in cash and cash equivalents	$15,189,927	$27,125,093	$(3,284,969)

Cash and cash equivalents, beginning of period	68,982,259	41,857,166	45,142,135
Cash and cash equivalents, end of period	84,172,186	68,982,259	41,857,166

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,717,320	$7,218,082	$5,462,627
Cash paid for income taxes	$3,880,679	$3,195,434	$1,162,359

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Amount in U.S. dollars)

							Accumulated
					Additional		Other
	Preferred Stock		Common Stock		Paid In	Retained	Comprehensive
	Shares	Par value	Shares	Par value	Capital	Earnings	Income	Total
Balance December 31, 2007	3,125,000	3,125	25,891,567	25,892	100,070,571	34,732,049	8,185,957	143,017,594
Preferred stock converted to common	(995,800)	(996)	995,800	996	-	-	-	-
Common Stock and warrants (net of offering cost) - cash exercise	-	-	303,671	303	1,543,284	-	-	1,543,587
Common Stock and warrants - cashless exercise	-	-	313,880	314	(314)	-	-	-
Shareholder's donation	-	-	-	-	2,591,463	-	-	2,591,463
Compensation expense-option granted	-	-	-	-	1,475,768	-	-	1,475,768
Net income for the year	-	-	-	-	-	31,376,946	-	31,376,946
Foreign currency translation adjustment	-	-	-	-	-	-	10,908,633	10,908,633
Balance December 31, 2008	2,129,200	$2,129	27,504,918	$27,505	$105,680,772	$66,108,995	$19,094,590	$190,913,991
Preferred stock converted to common	(2,129,200)	(2,129)	2,129,200	2,129	-	-	-	-
Common Stock and warrants - cashless exercise	-	-	248,196	248	(248)	-	-	-
Common Stock and warrants - cash exercise	-	-	180,000	180	1,671,020	-	-	1,671,200
Compensation expense - options granted	-	-	-	-	1,679,958	-	-	1,679,958
Common shares offering (net of offering cost)	-	-	4,600,000	4,600	57,138,400	-	-	57,143,000
Net income for the period	-	-	-	-	-	45,590,380	-	45,590,380
Translation adjustment	-	-	-	-	-	-	(155,673)	(155,673)
Balance December 31,2009	-	-	34,662,314	34,662	166,169,902	111,699,375	18,938,917	296,842,856
Warrants exercised (cashless)	-	-	135,057	135	(135)	-	-	-
Warrants exercised (cash)	-	-	497,789	498	2,503,454	-	-	2,503,952
Option exercised	-	-	43,000	43	384,997	-	-	385,040
Compensation expense for stock option granted	-	-	-	-	2,343,771	-	-	2,343,771
Net income for the period	-	-	-	-	-	58,279,969	-	58,279,969
Translation adjustment	-	-	-	-	-	-	10,638,236	10,638,236
Balance December 31,2010	-	-	35,338,160	35,338	171,401,989	169,979,344	29,577,153	370,993,824

CONTACT: Zhongpin Inc.: Mr. Sterling Song (English and Chinese), Investor Relations Manager at +86-10-8286-1788 x101 or ir@zhongpin.com; Mr. Warren (Feng) Wang (English and Chinese), Chief Financial Officer at +86-10-8286-1788 x104 or warren.wang@zhongpin.com; Christensen: Mr. Tom Myers (English) at +86-139-1141-3520 or tmyers@christensenir.com; Ms. Kathy Li (English and Chinese) at +1-212-618-1978 or kli@christensenir.com